Oppenheimer International Small Company Fund
NSAR Exhibit – Item 77I

Oppenheimer International Small Company Fund (the "Registrant"), which offers shares classes A, B, C, N and Y began offering Class I shares on December 29, 2011.  Post−Effective Amendment No. 22 to the Registrant's Registration Statement, Accession Number  0000728889-11-001632, which includes the terms of Class I shares, is hereby incorporated by reference as part of the response to Item 77I of the Registrant's Form N−SAR.